Highwater Ethanol, LLC

December 2014
Volume 6, Issue 2

Investor Update

Highwater Ethanol Highlights...

A message from the Highwater Ethanol, LLC CEO/GM Brian Kletscher

As I write this for our Fall/Winter newsletter we have completed our 5th year of operations at Highwater Ethanol, LLC. The ethanol/biofuels industry continues to progress in providing clean renewable fuel in the United States and worldwide. We have just completed the 2014 fiscal year. The progress made during the fiscal year has been remarkable for profits in the ethanol industry and has allowed Highwater Ethanol the opportunity to achieve goals that were set, maintain positive net income, reduce debt and position Highwater Ethanol for the future.

Highwater Ethanol, LLC fiscal 3rd quarter ended July 31st, 2014: We ground approximately 14.856 million bu of corn while producing approximately 42.177 million gallons of denatured ethanol for the nine months ended July 31, 2014. We have also produced approximately 99,426 tons of DDGS and approximately 32,311 tons of Modified DGS.

Comparison of Highwater Ethanol guarantee for operations and how we are operating: From an efficiencies standpoint, it breaks down as follows:

	Current Operations	Guarantee
Denatured ethanol per bushels	2.851	2.8
Electricity Kw hours used per gallon	.70	.75
Natural Gas BTU used per gallon	25,100 btu	34,000 btu
Gallon of water used per gallon produced	2.15	no guarantee projected 3 – 4

We believe these numbers will remain relatively stable as we have seen very little change over the past few years. The quality of corn from this past harvest in 2013 was wetter than normal and has affected plant efficiencies as we have decreased our denatured production by approximately .03 gallons per bushel. Highwater Ethanol takes pride in the efficient production and the team we have in place to run your facility. We have just started grinding the 2014 corn. It is too early to see if the quality has changed enough to affect our production efficiencies. Your excellent employees have allowed your facility to become one of the most efficient facilities in the ethanol industry. We believe that these efficiencies will provide future benefits for our investor owners.

At the end of nine months ending July 31, 2014, Highwater Ethanol showed a net income of approximately $18.028 million. CFO Schneider will break the numbers down for you in his report.

Highwater Ethanol, LLC

Contact Information:

24500 US HWY 14
PO BOX 96
Lamberton, MN
56152

PHONE:
(507) 752-6160

FAX:
(507) 752-6162

TOLL FREE:
(888) 667-3385

E-MAIL:
info@highwaterethanol.com

www.highwaterethanol.com

HIGHWATER ETHANOL, LLC

Debt reduction for the fiscal year 2014 totaled approximately $19.347 million. We also have great news to report in regards to refinancing the long term debt. On February 27, 2014, Highwater Ethanol refinanced its long term debt with AgStar Financial Services. This long term debt had previously been financed with First National Bank of Omaha. On September 22, 2014, Highwater Ethanol refinanced its US Bank bond long term debt with AgStar Financial Services. The $15.18 million was added onto our current long term debt loan with AgStar Financials Services. Our current long term debt with AgStar is approximately $26.3 million. Further details regarding this refinancing can be reviewed in our report on form 8-K that was filed with the Securities and Exchange Commission in September 2014.

We are currently projecting net income for the year. With that said, Highwater Ethanol's focus remains on debt reduction. This is the direction of the Highwater Ethanol Board of Governors and Highwater Ethanol Management. We believe this focus will allow Highwater Ethanol to remain competitive for years to come. In addition, Highwater Ethanol Board of Governors has declared a distribution of $1125.00 per/unit, for a total distribution of $5,572,125.00. This is expected to be paid prior to December 19, 2014. The distribution will be made to holders of record as of the record date of November 19, 2014.

Industry Information: As I have stated in prior newsletters the ethanol industry is a maturing industry and will continue to have its growing pains. We at Highwater Ethanol, LLC are doing our best for you to ensure that we are ready for the future. The Federal Government and export markets are just a few things that will continue to influence the ethanol industry.

Highwater Ethanol continues to support E10 blend, E15 blend for 2001 and new vehicles and higher blends if you have a flex fuel vehicle. We believe the ethanol industry can respond to meeting the higher blend rates. Highwater Ethanol continues to work with MN Bio Fuels Association to promote ethanol use and we are working to finally move E15 forward in the State of Minnesota. As owners in the ethanol industry each member should be doing their part in using a higher blend of ethanol and asking for the higher blends of ethanol if it is currently not available in your area. We are members of the Renewable Fuels Association and American Coalition for Ethanol. Both of these entities do a great job in representing the ethanol industry at the Federal level.

Highwater Ethanol and Butamax: As all of you know a Letter of Intent was signed with Butamax in order to explore the potential of biobutanol production. This process led to the execution of definitive agreements with Butamax in regards to Phase 1 of their technology, which is the installation and leasing of a corn oil separation system. We have installed this patented technology and started operation of the oil extraction equipment in mid April 2014. Highwater Ethanol continues to review items related to Phase 2 which is dependent on the execution of separate documents for biobutanol production at our plant. *Our Mission Statement*: To successfully build and operate an ethanol facility, which will be profitable to our investor owners, while contributing to the economic growth in the region. Every time your Board of Governors meets this is in front of them and it remains a focus of your management team. We will do our BEST to make you, our member owners, proud of Highwater Ethanol, LLC.

Highwater Ethanol web site: Take a look at the web site and make it your "go to" place to catch the markets or information on Highwater Ethanol.

Our management team consists of; Luke Schneider, CFO, Greg Bergeron, Plant Manager, Tom Streifel, Risk/Commodity Manager, Chad Altermatt, Operations Manager, Jon Osland, Maintenance Manager, Lisa Landkammer, Lab Manager, Shane Rasset, EHS Manager. We have positioned our team to be successful in the ethanol industry.



From our Board of Governors and the employees at Highwater Ethanol, LLC we wish everyone a safe, blessed and Happy Holiday season!

We will take care of the present as we focus on the FUTURE!

Highwater Ethanol, LLC 2015 Annual Meeting
March 12, 2015; 9:30 a.m.
Preliminary agenda

1. Welcome & Call to Order: David Moldan, Chairman and Brian Kletscher, CEO
2. Rules of Conduct/Proof of Notice of Meeting/Report on Quorum: Warren Pankonin, Secretary
3. Proposals: Mandy Hughes, Brown/Winick
   Proposal #1: Election of three governors. Standing for election are incumbent governors, Group 2; George Goblish, Warren Pankonin, Luke Spalj.
4. Voting on Proposals: David Moldan, Chairman
5. Report by Chairman: David Moldan
6. Presentation of Financial Statements: Luke Schneider, CFO
7. Overview of Operations: Brian Kletscher, CEO
8. Election Results
9. Question and Answer

Nominations

Nominees for elected Governors must be named by: a) the current Governors; b) a Nominating Committee established by the Governors; or c) through nomination by a Member entitled to vote in the election of Governors. The Company has established a Nominating Committee, which operates under a charter adopted by the Board of Governors in November 2009. Pursuant to the Nominating Committee's charter, the Nominating Committee's role is to recommend candidates for election to the Company's Board of Governors.

Members are entitled to nominate persons to be elected Governors of the Company. Section 5.3(b) of the Company's Member Control Agreement requires written notice of a member's intent to nominate an individual for governor must be given not less than 45 calendar days nor more than 90 calendar days prior to the 2015 Annual Meeting. The 2015 Annual Meeting will be held on March 12, 2015, the members must submit nominations for governor no earlier than December 12, 2014 and no later than January 26, 2015. These are the dates the Company will therefore use in determining whether nominations by Members were timely made.

Any notice submitted to the Secretary by a Member nominating a person as an elected Governor must include the following:

1) the name and address of record of the Member who intends to make the nomination;

2) a representation that the Member is a holder of record of Units of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

3) the name, age, business and residence addresses, and principal occupation or employment of each nominee;

4) a description of all arrangements or understandings between the Member and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Members;

5) such other information regarding each nominee proposed by such Member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and

6) the consent of each nominee to serve as a Governor of the Company if so elected.

Member Proposals

In addition to nominating elected Governors, Members may also submit proposals for a vote of the full membership. The deadline disclosed in last year's proxy statement for Member proposals to be considered for inclusion in the proxy statement was October 3, 2014, and this is the date the Company should therefore use in determining whether proposals by Members are timely submitted. Additionally, if the Company decides to hold the 2015 Annual Meeting more than 30 days after March 6, 2015, the Company should set a "reasonable" deadline in order to give the Company time to include Member proposals in its proxy statement.

The deadline disclosed in last year's proxy statement for Members who intend to present a proposal at the 2015 Annual Meeting of Members without including such proposal in the Company's proxy statement was December 17, 2014, and this is the date the Company should therefore use in determining whether notice of this type of Member proposal has been timely received. For any Member proposal, the Member will be required to appear personally at the meeting to present the Member's proposal. The Company will be permitted to exclude the proposal from its proxy materials in certain circumstances.

Plant Manager Update by Greg Bergeron

Greetings from your Highwater Ethanol Plant employees! We have increased our production rate per year from 54.6 mgpy (million gallons per year) in 2011 to a 57.75 mgpy rate. We are currently reviewing the opportunity to raise production to our permitted level of 59.5 mgpy. During this process we will continue to review the efficiencies in regards to production to ensure the best net income is achieved.

We came online with the oil separation unit in mid-April. The Butamax Oil Extraction technology continues to operate within the parameters of our projections. We will continue to monitor the system and make the necessary adjustments to gain maximum efficiencies.

This past year proved to be a challenge in regards to production efficiency due in part to the quality of corn. However, we have just finished a nice harvest in our area and it appears the corn crop should be average to slightly above average in our area. We are optimistic that as we grind the higher quality 2014 corn our efficiencies will return.

As I write this article we are preparing for another Minnesota winter. We continue to be proactive and will have the plant ready for anything winter can bring us. Our plant is in good operating condition thanks to all of our employees keeping the plant clean and maintained inside and out. Because of this we are able to operate to the efficiency that we require.

We strive at doing our best to keep the plant running safely, smoothly and profitable for our investors.

Have a safe Happy Holiday season!



Thank you!

Greg Bergeron
HWE Plant Manager

The Financial Insights with CFO, Luke Schneider



Welcome to Fiscal Year 2015! Highwater's Fiscal Year 2014 was completed on October 31 and we have already started the process of completing the year-end Form 10-K. We expect our Form 10-K to be filed at the end of January.

To summarize this past year, it may be best to say Fiscal Year 2014 was a good year for Highwater. Highwater continued to see positive crush margins throughout the year. These margins made it possible for Highwater to accomplish a few important goals in 2014. These goals consisted of; refinancing our term debt, refinancing our bond debt and declaring a distribution to our members.

Highwater first refinanced its term debt back in February. This was an important first goal as the original term debt was set to expire in February 2015. We need to thank First National Bank of Omaha for helping make Highwater possible and their continued support throughout our agreement. Now, we welcome AgStar as our new lead lender and look forward to a bright future with them.

The second goal was completed in September when Highwater was able to refinance the bond debt. This was an important accomplishment not only to get all of Highwater debt wrapped into one debt facility but also to reduce our interest rate substantially. Highwater was previously paying 8.5% interest on the bond debt. After refinancing, we are currently paying interest at the 30-day LIBOR rate plus 325 basis points, which today is approximately 3.41%.

The final goal was just accomplished at our last Board Meeting when a cash distribution was declared. The Board approved a cash distribution of $1,125 per membership unit. We thank you, our members, for your continued support and look forward to the years to come.

Please keep an eye out for a few items from Highwater during the next few months. Our above mentioned year-end filing, the Form 10-K, will be filed and made available online during the end of January. The Form 10-K will also be mailed in our packet prior to the March Annual Meeting. On the tax side, the 2014 Highwater K-1s are planned for delivery in the first half of February.

Since our year-end financials aren't available yet, below is a breakdown of Statement of Operations for both the 3rd Quarter individually and in total for the nine month period. Further detail regarding our financial performance can be found in our Form 10-Q filings that are available through our website. Here's to a great fiscal 2015!!!

	Three Months Ended July 31, 2014 (Unaudited)	Nine Months Ended July 31, 2014 (Unaudited)
Revenues	$ 37,172,560	$ 107,802,687
Cost of Goods Sold	31,927,445	86,312,425
Gross Profit	5,245,115	21,490,262
Operating Expenses	468,920	1,668,270
Operating Profit	4,776,195	19,821,992
Other Expense	(486,879)	(1,793,784)
Net Income	$ 4,289,316	$ 18,028,208
Weighted Average Units Outstanding	4,953	4,953
Net Income (Loss) Per Unit	$ 866.00	$ 3,639.86

Commodity Talk with Tom Streifel



From the Commodity Desk

It is that time of year when harvest is done and the snow is flying again. The Lamberton area had a reasonable corn crop, with those fortunate enough to catch a timely rain in July or early August seeing yields up to 200 bushel per acre. For the most part, July was once again too dry and cut the yield potential. The region would net roughly a yield pretty close to the ten year average. The corn quality was good with no test weight or toxin issues.

Market wise; this was a year with the markets on the move, which makes for the opportunity to increase revenues or if you were unlucky or, if you deviated too far from your risk policy, could result in a nasty hit to income. Corn posted a high of $5.20 in early May and a low of $3.18 in early October. Ethanol futures placed a high of $3.58 on April 1 and a low of $1.50 on Oct 6. It is pretty easy math to figure out what a $2.00 per gallon swing in prices means to a 57 million gallon per year plant. Last March-April witnessed a winter that wouldn't quit, which consequently resulted in spot shortages of natural gas. Physical natural gas prices went from $4.50 to spike as high as $50 per dekatherm. There were a few days when natural gas hit $45 plus, which if all the gas was purchased on the spot would cost the plant roughly $200,000 per day. Highwater was fortunate enough to have most of its natural gas pre priced, thus we avoided that landmine. The rough winter also raised havoc with rail service, which was a blessing in disguise. Numerous plants had to take some down time as their tanks were full and they had no tankers to fill. The production cut was responsible for the price spike in ethanol we experienced last March. Not to be left out of the volatility, DDG prices spiked to record 140% of the price of corn last spring when China was actively buying it, but feel to a low of 80% in mid-summer after China began cancelling prior purchases. Herein lays the value of a hired marketer as they take the credit risk associated with those cancellations & once again Highwater was able to avoid that landmine.

This fall when corn prices broke to the lowest levels since fall 2009, I would often hear the comment that cheap corn must be really helping margins. Looking back to when we started through this summer it was rather ironic that the lowest corn cost (monthly average) was in April 2010 at approximately $3.38. The average ethanol price at that time was also the lowest at approximately $1.39. That combination netted a negative cash flow to Highwater. The highest corn cost was August 2012 at $7.96 and ethanol averaged $2.45 that month, which was a combination sufficient to produce a slight positive cash flow. Overall, I am happy to see a return to normal U.S. corn inventories as well as a more mature global ethanol market (improved export potential). Highwater management will continue to strive to avoid the landmines and capture opportunities when they arise. Hopefully 2015 will see the market volatility settle down and we can net a series of positive monthly cash flow.